EXHIBIT 10.1

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”), dated effective as of May 29, 2014 (the “Effective Date”) is entered into by and between Uroplasty, Inc., a Minnesota corporation (the “Company”), and Robert C. Kill, a resident of the State of Minnesota (the “Executive”) (together the “Parties”).

W I T N E S E T H:

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of July 22, 2013, as amended (the “Original Agreement”), pursuant to which the Company employed the Executive;

WHEREAS, the Company and the Executive desire to make certain amendments and supplements to the Original Agreement; and

WHEREAS, subject to the terms and conditions of this Amendment, the Company and the Executive agree to the amendments and supplements to the Original Agreement set forth below.

NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.                   Defined Terms.  All capitalized terms used in this Amendment shall, except where the context otherwise requires, have the meanings set forth in the Original Agreement, as amended hereby.

2.                   Amendments and Supplements to the Original Agreement.  Subject to the terms and conditions set forth herein, the Original Agreement is hereby amended and supplemented as follows:

(a)	Incentive Compensation. Section 2(b) is hereby amended in its entirety to provide as follows:
“(b)   Incentive Compensation.  Commencing with the fiscal year ending March 31, 2015, the Executive shall be entitled to annual cash incentive compensation based upon achievement of such financial milestones or business milestones, or both, as shall be established annually by the Company’s Compensation Committee, or the Committee of the Board charged with establishing executive compensation, and, with respect to such annual milestones, in consultation with the Executive. The Executive’s targeted annual cash incentive compensation shall be a percentage (not less than 80%) of the Executive’s base salary for the fiscal year for which achievement of the incentive compensation relates and, in the event the Executive exceeds such financial or business milestones, such percentage will be adjusted upwards proportionately, in accordance with the terms of the plan then in effect. The annual incentive compensation shall be payable within 15 days of the completion of the audit of the financial statements for the related fiscal year.”

(b)	Participation in Benefit Plans. Section 2(c)(i) is hereby amended to provide, commencing with the 2014 calendar year, that Executive shall be entitled to “(i) an annual (calendar year) stipend of $36,000 to cover the costs of the Executive’s personal life and disability insurance policies, and”.

(c)	Expenses. Section 2(d) is hereby amended in its entirety to state as follows:

“(d)  Expenses. The Company will pay or reimburse the Executive for all properly documented, reasonable and necessary out-of-pocket travel and business expenses incurred by him in the performance of his duties under this Agreement, subject to the Company’s normal policies for expense verification, provided that the Executive properly accounts to the Company for all such expenses in accordance with the standard policies of the Company relating to reimbursement of business expenses incurred by its employees.  Reimbursement or payment of an expense under this Section 2(d) will be made or reimbursed pursuant to Company’s guidelines, but in no event later than December 31 of the calendar year following the calendar year in which the expense was incurred.”

(d)	Termination Without Cause. Section 7(d) is hereby amended in its entirety to provide as follows:

“(d) Without Cause.  At any time and upon thirty (30) days’ prior written notice, either the Executive or the Company may terminate this Agreement and the Executive’s employment.  If (i) the Company terminates the Executive’s employment without Cause during or at the end of any Term, or (ii) this Agreement expires or otherwise terminates at the end of a Term without renewal, or (iii) (A) the Executive voluntarily terminates employment with the Company as a result of: (1) the Company’s imposition of material and adverse changes, without the Executive’s consent, in the Executive’s principal duties, responsibilities, status, reporting relationship, title or authority, or the Company’s assignment of duties inconsistent with the Executive’s position, (2) a material reduction in the Executive’s annual base salary or target annual incentive compensation opportunity, (3) the Company moving its principal executive offices more than 50 miles from its current location without the Executive’s consent, or (4) the Company’s material breach of this Agreement; and (B) such condition remains uncured by the Company after thirty (30) days following receipt of the prior written notice and such notice is provided within ninety (90) days of the existence of such condition, or (iv) within three months prior to or 24 months after a Change of Control (as defined in Section 12(i) of the Plan) during the Term, the Executive’s employment is terminated pursuant to clause 7(d)(i) or (iii), then the Executive will receive from the Company any base salary accrued through the date of termination and reimbursement of expenses, and, provided Executive complies with the other provisions of this Agreement, including without limitation Section 5 above, the Company will provide the Executive with the following severance benefits:

(I)            Health and Welfare Benefits shall continue to be provided to Executive, to the extent permitted by the applicable group health and welfare benefit plans, at the same level of coverage and at the same cost of premiums to the Executive as he was receiving immediately prior to his date of termination of employment (including health, life, disability and dental insurance benefits, if so provided) for a period of one year after the date of termination; provided, however, that if any such group health and welfare benefit plan provides only continuation coverage (e.g., group medical plan or group dental plan continuation pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”)), or conversion from a group plan to an individual plan, subject to the Executive’s timely election of and continued eligibility for COBRA coverage (“COBRA Continuation Coverage”), other continuation coverage or conversion coverage or enrollment in an alternative health insurance plan under the applicable Health Care Exchange, as the case may be, the Company will provide the Executive with a payment equal to  the amount the Company would have paid for the benefit had the Executive remained employed with the Company for that one year period, payable in equal installments at the same time and in the same manner as such severance payments are paid pursuant to Section 7(d)(II) below; and

(II)            Severance Pay, in the case of any termination pursuant to clauses (i) through (iii) of this Section 7(d), an aggregate amount equal to 100% of Executive’s annual base salary in effect at the time of termination plus an amount equal to the target annual incentive compensation that would have been earned by Executive in the year of termination, assuming for such purposes that the Company and Executive achieve 100% of the incentive compensation plan objectives for the full year or in the case of any termination pursuant to clause (iv) of this Section 7(d), an aggregate amount equal to 200% (two times) the sum of (x) Executive’s annual base salary in effect at the time of termination, plus (y) the target annual incentive compensation that would have been earned by Executive in the year of termination assuming for such purposes that the Company and Executive achieve 100% of the incentive compensation plan objectives for the full year.

The severance pay will be payable in equal monthly installments on the first day of each month over the first year after the date of termination; provided, however, that if the Company determines that the Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, (the “Code”) as of the date of termination and that Section 409A of the Code applies with respect to a payment to Executive pursuant to this Section 7(d), the severance pay will commence on the first day of the month following the six-month anniversary of the date of termination (or the date of Executive’s death, if earlier). The Company reserves the right to revise the timing of any payments hereunder in order to comply with Section 409A of the Code.  As a condition to receiving the severance payments provided in this Section 7(d), the Company may require the Executive to execute a full release and waiver of all claims against the Company substantially similar to the form attached hereto as Exhibit 1.  If the Company requires such a release, the Company will further delay the commencement of severance payments until the end of the period of rescission for the release has lapsed.”

3.                   Conditions to Effectiveness.  This Amendment shall become effective as of the Effective Date if, and only if, this Amendment has been executed on behalf of each of the Company and the Executive and delivered by each to the other party.

4.                   Reference to and Effect on the Original Agreement.

(a)	From and after the date of this Amendment, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Employment Agreement, shall mean and be a reference to the Original Agreement, as amended hereby.

(b)	Except as specifically set forth above, the Original Agreement remains in full force and effect and is hereby ratified and confirmed.

5.                   Entire Agreement.  The Original Agreement, as amended by this Amendment, collectively sets forth the entire understanding and agreements of the parties hereto in relation to the subject matter hereof and supersede any prior negotiations and agreements between the parties relative to such subject matter.

6.                   Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

7.                   Enforceability.  Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

8.                   Headings; Recitals.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.  The Recitals hereto are incorporated herein by reference.

9.                   Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Company and the Executive, and their respective successors, assigns and legal representatives.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Employment Agreement to be made, executed and delivered as of the date first above written

UROPLASTY, INC		EXECUTIVE

By:	/s/ James Stauner	/s/ Robert Kill
	James Stauner	Robert C. Kill
Chairman